Exhibit 5(a)
[Letterhead of Avista Corp.]
December 9, 2009
Avista Corporation
1411 East Mission Avenue
Spokane, WA 99202
Ladies and Gentlemen:
I am a Senior Vice President, General Counsel & Chief Compliance Officer of Avista Corporation, a Washington corporation (the “Company”), and am acting as counsel to the Company in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (1) secured debt securities (the “Secured Debt Securities”) under the Mortgage and Deed of Trust, dated as of June 1, 1939, as amended and supplemented (the “Mortgage”), from the Company to Citibank, N.A., as trustee, (2) unsecured debt securities (the “Unsecured Debt Securities”, and, together with the Secured Debt Securities, the “Debt Securities”) under the Indenture, dated as of April 1, 1998 (the “Indenture”), from the Company to The Bank of New York, as successor trustee, (3) shares of the Company’s Preferred Stock, cumulative, no par value (the “New Preferred Shares”), (4) shares of the Company’s common stock, no par value (the “New Common Shares”), to be issued and sold from time to time by the Company in one or more public offerings.
I have examined (1) the Registration Statement, (2) the Company’s Restated Articles of Incorporation, as amended, and By-Laws, (3) a Certificate of Existence/Authorization with respect to the Company issued by the Secretary of State of the State of Washington, (4) the Mortgage, (5) the Indenture, (6) orders of the Washington Utilities and Transportation Commission (the “WUTC”), the Idaho Public Utilities Commission (the “IPUC”) and the Public Utility Commission of Oregon (the “OPUC”) authorizing the issuance and sale by the Company of up to 2,000,000 New Common Shares (of which 1,250,000 remain unissued), as well as the exemptive order of the Public Service Commission of the State of Montana disclaiming jurisdiction over the issuance of securities and the creation of liens by the Company and (7) various corporate records and other documents relating to the authorization of the issuance and sale by the Company of securities. I have also examined such other documents and satisfied myself as to such other matters as I have deemed necessary in order to deliver this letter.
On the basis of the foregoing, and subject to the qualifications hereinafter expressed, I am of the opinion that:

Avista Corporation
December 9, 2009

     (1) when (a) the WUTC, the IPUC and the OPUC have issued appropriate orders authorizing the issuance and sale by the Company of the Debt Securities and (b) the Debt Securities have been issued, sold and paid for as contemplated in the Registration Statement, the Debt Securities will be legally issued and will be binding obligations of the Company, except as limited by laws and principles of equity relating to or affecting generally the enforcement of mortgagees’ and other creditors’ rights including, without limitation, bankruptcy and insolvency laws (such laws and principles of equity being hereinafter called, collectively, the “Exceptions”);
     (2) when (a) the WUTC, the IPUC and the OPUC have issued appropriate orders authorizing the issuance and sale by the Company of the New Preferred Shares and (b) the New Preferred Shares have been issued, sold and paid for as contemplated in the Registration Statement, the New Preferred Shares will be legally issued, fully paid and non-assessable; and
     (3) when the New Common Shares have been issued, sold and paid for as contemplated in the Registration Statement, the New Common Shares will be legally issued, fully paid and non-assessable; it being understood that additional orders of the WUTC, the IPUC and the OPUC will be required to authorize any New Common Shares in excess of 1,250,000.
For the purposes of the opinions expressed above, I have assumed that the Debt Securities, the New Preferred Shares and the New Common Shares will be issued and sold in compliance with the orders of the WUTC, the IPUC and the OPUC authorizing the issuance and sale by the Company of such securities and with the authorization of the Company’s Board of Directors.
I am a member of the Bar of the State of Washington, and the opinions expressed above are limited to the laws of that State, the States of Idaho, Montana and Oregon and the federal laws of the United States. To the extent that the opinions expressed above relate to or are dependent upon matters governed by the law of the State of Idaho, Montana or Oregon, I have relied upon advice rendered to me by other counsel to the Company admitted to practice in such State whom I consider competent. In addition, to the extent that the opinions expressed above relate to or are dependent upon matters governed by the federal securities laws, the Federal Power Act, as amended, or the Public Utility Holding Company Act of 2005, I have relied upon the opinions expressed in the letter of even date herewith of Dewey & LeBoeuf LLP, counsel to the Company, which is being filed as Exhibit 5(b) to the Registration Statement, and my opinions are subject to the same assumptions, limitations and qualifications with respect to such matters as are contained in such letter of Dewey & LeBoeuf LLP.
Dewey & LeBoeuf LLP is hereby authorized to rely upon the opinions expressed in this letter as to all matters governed by the law of the State of Washington, Idaho, Montana or Oregon.

Avista Corporation
December 9, 2009

I hereby consent to the filing of this letter as Exhibit 5(a) to the Registration Statement and to the references to me, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel & Chief Compliance Officer